EXHIBIT 23.01



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Integrated Health Services, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-3 or S-4 (Nos. 33-87890, 33-66126, 33-68302, 33-77380, 33-81378,
33-98764,  333-4053 and  333-12685) and on Forms S-8 (Nos.  33-44648,  33-44649,
33-44650,  33-44651, 33-44653, 33-53912, 33-53914, 33-53916, 33-86684, 33-97190,
333-1432,  333-28289,  333-28293,  333-28317 and 333-28321) of Integrated Health
Services, Inc. of our report dated October 17, 1996, relating to the consolidated balance sheets of First American Health Care of Georgia, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Amendment No.1 to Form 8-K/A dated October 17, 1996 of Integrated Health Services, Inc.

Our report contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.



                                              /s/ KPMG Peat Marwick LLP


Baltimore, Maryland
July 10, 1997